                        MCCORMICK & COMPANY, INCORPORATED
                                18 LOVETON CIRCLE
                             SPARKS, MARYLAND 21152

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 15, 2000

     The Annual Meeting of the Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, Hunt Valley, Maryland at 10:00 a.m., March 15, 2000, for the purpose of considering and acting upon:

     (a) the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

     (b) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2000 fiscal year; and

     (c) any other matters that may properly come before such meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 31, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof. ONLY HOLDERS OF COMMON STOCK SHALL BE ENTITLED TO VOTE. Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.

IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE SIGN THE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. THE PROXY MAYBE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.

February 15, 2000                                        Robert W. Skelton
                                                         Secretary

                                 PROXY STATEMENT

                               GENERAL INFORMATION

    This Proxy Statement is furnished on or about February 15, 2000 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time insofar as it has not been exercised. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with the instructions contained in the respective proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, electronic mail or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

    At the close of business on December 31, 1999, there were outstanding 9,132,795 shares of Common Stock which represent all of the outstanding voting securities of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding Common Stock, each of said shares of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on December 31, 1999 will be entitled to vote at the meeting or any adjournments thereof.

                             PRINCIPAL STOCKHOLDERS

    On December 31, 1999, the assets of The McCormick Profit Sharing Plan (the "Plan") included 2,431,102 shares of the Company's Common Stock, which represented 26.6% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of three directors, Francis A. Contino, Carroll D. Nordhoff, and Karen D. Weatherholtz, and the Company's Senior Vice President, J. Allan Anderson, the Company's Vice President & Treasurer, Christopher J. Kurtzman and the Company's Vice President, General Counsel & Secretary, Robert W. Skelton.

     Harry K. Wells and his wife Lois L.Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 576,623 shares of Common Stock as of December 31, 1999, representing 6.3% of the outstanding shares of Common Stock.

    Hugh P. McCormick and his wife Joy J. McCormick, whose address is 606 Brightwood Club Drive, Lutherville, Maryland 21093 held 478,952 shares of Common Stock as of December 31, 1999, representing 5.2% of the outstanding shares of Common Stock.

                              ELECTION OF DIRECTORS

   The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election. There is no family relationship between any of the nominees. No nominee has a substantial interest in any matter to be acted upon at the Annual Meeting.

   The following table shows, as of December 31, 1999, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table, no nominee owns more than one percent of either class of the Company's common stock.

REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED BELOW.


                                                                                  Year First
                                    Principal Occupation &                        Elected      Amount and Nature* of
Name                         Age    Business Experience                           Director     Beneficial Ownership
--------------------------------------------------------------------------------------------------------------------
                                                                                                             Common
                                                                                                             Non-
                                                                                               Common        Voting
                                                                                               --------------------

James T. Brady                 59    Managing Director-Mid-                         1998           138       1,000
                                     Atlantic, Ballantrae International,
                                     Ltd. (1999 to present); Consultant,
                                     (1998 to 1999);  Secretary,
                                     Maryland Department of Business
                                     and Economic Development
                                     (1995 to 1998)

Francis A. Contino              54   Executive Vice President &                     1998         6,188       3,370
                                     Chief Financial Officer  (June 1998
                                     to present);  Managing Partner
                                     (Baltimore Office), Ernst &Young
                                     LLP (1995 to June 1998)

Robert G. Davey                50    President-Global Industrial Group              1994        56,624      17,248
                                     (June 1998 to present);
                                     Executive Vice President &
                                     Chief Financial Officer (1996 to
                                     June 1998); Vice President & Chief
                                     Financial Officer (1994 to 1996)

Edward S. Dunn, Jr.            56    C.J. McNutt Chair in Food Marketing,           1998           469       2,047
                                     Erivan Haub School of Business, St.
                                     Joseph's University (1998 to present);
                                     President, Dunn Consulting (1997 to
                                     present);  President, Harris Teeter, Inc.
                                     (1989 to 1997)

Freeman A. Hrabowski, III      49    President, University of                       1997          1,957      1,512
                                     Maryland Baltimore County
                                     (1992 to present)




                                                                       Year First
                                    Principal Occupation &                Elected     Amount and Nature* of
Name                         Age    Business Experience                  Director     Beneficial Ownership
-----------------------------------------------------------------------------------------------------------
                                                                                                    Common
                                                                                                      Non-
                                                                                      Common        Voting
                                                                                      --------------------


Robert J. Lawless              53   Chairman of the Board (1999 to           1994        104,598       33,600
                                    present); President (1996 to present);                (1.1%)
                                    Chief Executive Officer (1997 to
                                    Present) & Chief Operating Officer
                                    (1995 to present); Executive Vice
                                    President (1995 to 1996)

Carroll D. Nordhoff            54   Executive Vice President                 1991         81,421       23,249
                                    (1994 to present)


Robert W. Schroeder            54   President-U.S. Consumer                  1996         47,735       14,892
                                    Foods (1999 to present); Vice
                                    President & General Manager
                                    McCormick/Schilling
                                    Division (1995 to 1999)

William E. Stevens              57  Chairman and Chief Executive             1988          4,532        9,450
                                    Officer, Wesmark Group (1999
                                    to present); Executive Vice
                                    President, Mills & Partners,
                                    (1996 to 1999); President and
                                    Chief Executive Officer,
                                    United Industries Corp.
                                    (1989 to 1996)

Karen D. Weatherholtz          49   Senior Vice President-Human              1992         27,711        7,199
                                    Relations (1999 to present);
                                    Vice President - Human Relations
                                    (1988 to 1999)

Directors and Executive Officers as a Group
   (14 persons)..........................................................................436,883      156,878
                                                                                          (4.8%)



  * Includes shares of Common Stock and Common Stock Non-Voting known to be beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of December 31, 1999 pursuant to the exercise of stock options: Mr. Contino - 6,188 shares of Common Stock, 2,063 shares of Common Stock Non-Voting; Mr. Davey - 40,905 shares of Common Stock, 13,634 shares of Common Stock Non-Voting; Mr. Hrabowski - 1,150 shares of Common Stock, 1,250 shares of Common Stock Non-Voting; Mr. Lawless - 73,606 shares of Common Stock, 24,534 shares of Common Stock Non-

Voting; Mr. Nordhoff - 43,248 shares of Common Stock, 14,416 of Common Stock Non-Voting; Mr. Schroeder - 26,710 shares of Common Stock, 8,903 of Common Stock Non-Voting; Mr. Stevens - 2,250 shares of Common Stock, 2,250 shares of Common Stock Non-Voting; Ms. Weatherholtz - 12,116 shares of Common Stock, 4,039 shares of Common Stock Non-Voting; and directors and executive officers as a group - 250,396 shares of Common Stock, 85,831 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick Profit Sharing Plan: Mr. Davey - 3,145 shares; Mr. Lawless - 1,610 shares; Mr. Nordhoff - 8,182 shares; Mr. Schroeder - 14,632 shares; Ms. Weatherholtz - 8,906 shares; and directors and executive officers as a group - 44,691 shares.

BOARD COMMITTEES

   The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating Committee of the Board of Directors. Board Committee membership as of February 15, 2000 is listed below.

AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Brady, Hrabowski and Stevens. The Audit Committee held four meetings during the last fiscal year.

COMPENSATION COMMITTEE. This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer, other members of the Executive Committee, and any other executives listed in the proxy statement as one of the five highest paid executives; and approves the grant of stock options, the timing of the grants, the price at which the options are to be offered, and the amount of the options to be granted to employee directors and officers. The following directors are members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Dunn, Hrabowski and Stevens. None of the Committee members is an employee of the Company or is eligible to participate in any Company stock option program that is administered by the Committee. The Compensation Committee held three meetings during the last fiscal year.

EXECUTIVE COMMITTEE. This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under approved stock option plans for all persons except directors and officers (see Compensation Committee). The following directors are currently members of the Committee and serve at the pleasure of the Board of
Directors: Messrs. Contino, Davey, Lawless and Nordhoff. The Executive Committee held 17 meetings during the last fiscal year.

ATTENDANCE AT MEETINGS

   During the last fiscal year, there were eight meetings of the Board of Directors. All of the Directors were able to attend at least 75% of the total number of meetings of the Board and the Board Committees on which they served.

OTHER DIRECTORSHIPS

   Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Brady is a director of Constellation Energy Group, Inc. and Allfirst Financial, Inc. Dr. Hrabowski is a director of Constellation Energy Group, Inc., the Baltimore Equitable Society, and Mercantile Shareholders Corporation. Mr. Lawless is a director of Carpenter Technology Corporation. Mr. Stevens is a director of The Earthgrains Company.


                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

         The Company has at the core of its compensation philosophy to attract, motivate and retain top quality executives who will think and act like owners and who will make decisions in the best interests of our shareholders. This is accomplished by offering a total compensation package that reflects the stated financial goals of the Company, provides support and direction for our corporate strategy, and compensates competitively for each executive's responsibilities and performance. Through a mix of base salary, an annual incentive program, a mid-term incentive program, and a long-term incentive program, the Company is able to achieve focus on individual, operating unit, and corporate success.

         To assist the Company in determining the relevance and competitiveness of its executive compensation, periodic special studies are conducted by independent compensation consultants. The Compensation Committee engaged Towers Perrin in 1997 to conduct a full review of the Company's compensation policies and practices. Implementation of the consultant's recommendations resulted in total compensation levels that are competitive with peer companies. An outside consultant will be engaged during the first half of 2000 to conduct another full review.

BASE SALARIES

         Salary levels of the Company's senior executives are reviewed annually and, where appropriate, are adjusted to reflect individual responsibilities and performance as well as the Company's competitive position within the food industry. The Compensation Committee sets base salaries by targeting midpoints of the marketplace median and adjusting each executive officer's salary to reflect individual performance, experience, and contribution. The Compensation Committee considers salaries paid to senior executives at companies which are comparable to the Company (based on line of business or sales volume) in establishing base salaries for senior executives of the Company. Those companies included most of the thirteen companies in the S&P Food Products Index and other manufacturing companies which are not included in that index but which had similar sales volumes.

ANNUAL INCENTIVE PROGRAM

         The following methodology was used to determine bonus payouts for fiscal year 1999.

         ACTIONS AT THE START OF THE FISCAL YEAR:

            - A target bonus was set for each participating executive based upon a percentage of the midpoint of the salary range for the executive's job and was calculated to provide median compensation for growth that is comparable to peer companies in the food industry.

            - The Compensation Committee approved the level of payment to be made for superior performance relative to peer companies. In no case does the maximum payment to an individual exceed two times the target bonus. No bonus is paid to a participating executive if there is no growth in earnings per share.

            - The amount of target bonus payable to operating unit executives was based on a formula, weighted two-thirds on achievement of the operating profit and economic value added objectives of the executive's operating unit and one-third on growth in the Company's earnings per share.

         ACTIONS AT FISCAL YEAR END:

            - Financial statements were prepared for the Company and each operating unit.

            - Calculations were made according to the formula for each operating unit and for the Company.

MID-TERM INCENTIVE PROGRAM

         In 1998, the Compensation Committee, the Board of Directors and shareholders approved a Mid-Term Incentive Program for the three-year period beginning December 1, 1997 and ending November 30, 2000. Any payout, if earned, will occur at the end of the three-year period. According to plan provisions, a second cycle of the plan began December 1, 1999 and will end November 30, 2002. The Compensation Committee believes that this Program plays an important role in aligning the compensation of top executives with the key strategic needs of the Company during the next three years. This Program facilitates clear focus on the strategic objectives that will drive the Company's success; specifically, sales growth and total shareholder return. It is targeted to a small number of executives who are in positions which have a significant impact on the achievement of the objectives of the Company as a whole, and who must provide strategic focus to a time horizon that extends beyond any one fiscal year. The Program is designed such that award amounts are tightly linked to the level of achievement of the Program's objectives, and the rewards are highly leveraged, so that superior payouts are made only for superior performance. It enhances our overall incentive program when combined with stock options to achieve McCormick's longer term strategies, and it provides a means to motivate and retain top talent at the most senior levels.

LONG-TERM INCENTIVE PROGRAM

         Under the Long-Term Incentive Program, stock options are granted by the Compensation Committee to approximately 470 management employees of the Company, including executive officers. The purpose of stock option grants is to aid the Company in securing and retaining capable employees by offering them an incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to maximize their efforts to promote its economic performance. This incentive is created by granting options that have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant, so that the employee may not profit from the option unless the Company's stock price increases. Options granted are designed to help the Company retain employees in that they are not fully exercisable in the early years and "vest" only if the employee remains with the Company. Accordingly, an employee must remain with the Company for a period of years in order to enjoy the full economic benefit of the option. The number of options granted is a function of the recipient's salary grade level.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Lawless' base compensation is shown in the salary column of the Summary Compensation Table on page 11. During 1999, Mr. Lawless received a promotional increase when he was promoted to the position of Chief Executive Officer, President and Chairman of the Board. He also received a merit increase determined according to the same criteria as other executives.

         In March 1999, Mr. Lawless was awarded a stock option in the amount of 83,800 shares. Mr. Lawless' annual incentive award for fiscal year 1999 was $786,200 and was determined by the criteria and calculations applied to other executives and described on page 8.

1999 COMPENSATION ACTIONS - OTHER EXECUTIVE OFFICERS

         Salary increases, annual incentive awards and long-term incentive grants for executive officers were granted in a manner consistent with those granted to other Company managers.

         Submitted by:

COMPENSATION COMMITTEE                               EXECUTIVE COMMITTEE

William E. Stevens, Chairman                         Robert J. Lawless, Chairman
Edward S. Dunn, Jr.                                  Francis A. Contino
Freeman A. Hrabowski, III                            Robert G. Davey
                                                     Carroll D. Nordhoff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the period from December 1, 1998 until March 17, 1999, the Compensation Committee was comprised of five independent outside directors. James S. Cook and George V. McGowan retired from the Board and the Committee in March 1999. No member of the Committee has any interlocking or insider relationship with the Company that is required to be reported under the applicable rules and regulations of the Securities and Exchange Commission.

         Until March 17, 1999, members of the Executive Committee were Francis
A. Contino, Robert G. Davey, Robert J. Lawless (Chairman), Charles P. McCormick, Jr. and Carroll D. Nordhoff. Mr. McCormick retired from the Board and the Executive Committee in March 1999. All except Mr. McCormick are employees and executive officers of the Company. Mr. McCormick is a retired employee of the Company. The table beginning on page 4 of this Proxy Statement sets forth the business experience of each of the members.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 1999, 1998 and 1997 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers who were executive officers on the last day of the 1999 fiscal year, determined by reference to total salary and bonus paid to such individuals for the 1999 fiscal year.


---------------------------------------------------------------------------------------------------------------
                                                                                   Long Term
                                                                                 Compensation

---------------------------------------------------------------------------------------------------------------
                             Annual Compensation

                                                                                    Awards            All Other
                                                                               ------------------
                              Fiscal       (1)                  Other Annual      Securities        Compensation
Name and Principal Position    Year    Salary ($)   Bonus ($)   Compensation      Underlying           ($) (2)
                                                                     ($)       Options/SARs (#)
---------------------------------------------------------------------------------------------------------------

ROBERT J. LAWLESS              1999      583,033     786,200         (3)            83,800           9,745
Chairman of the Board,         1998      534,700     247,800                        83,800           9,405
President & Chief              1997      479,567     385,000                        53,000           6,117
Executive Officer


ROBERT G. DAVEY                1999      380,950     395,200         (3)            42,700           7,816
President - Global             1998      344,700     144,000                        38,800           6,505
Industrial                     1997      284,567     195,240                        28,600           4,991
Group

FRANCIS A. CONTINO             1999      326,367     301,000         (3)            31,800           3,294
Executive Vice President &     1998      146,283      55,000                        33,000             0
Chief Financial Officer        1997        N/A        N/A                            N/A               N/A

CARROLL D. NORDHOFF            1999      292,283     301,000         (3)            31,800           6,910
Executive Vice President       1998      281,200     110,000                        31,800           6,044
                               1997      267,400     170,160                        28,600           5,245



ROBERT W. SCHROEDER            1999      285,967     191,000         (3)            26,400           6,621
President - U.S. Consumer      1998      271,550     146,425                        26,400           5,702
Foods                          1997      250,400     142,000                        22,100           4,908



---------------------------------------------------------------------------------------------------------------


(1) Includes Corporate Board of Directors fees and service awards.

(2) Amounts paid or accrued under the Company's Profit Sharing Plan for the accounts of such individuals. Figures for 1999 are estimates. The stated figures represent the amounts that would have been contributed to the individual's account under the Company's Profit Sharing Plan but for certain limits imposed by the Internal Revenue Code. Amounts in excess of these limits were paid in cash to these individuals as follows: In 1999, for Messrs. Davey, Lawless, Nordhoff and Schroeder the excess amounts were $2,433, $4,362, $1,528, and $1,238, respectively; in 1998 for Messrs.
     Davey, Lawless, Nordhoff and Schroeder the excess amounts were $2,239, $5,139, $1,778, and $1,436, respectively; and in for 1997 for Messrs. Davey, Lawless, Nordhoff and Schroeder the excess amounts were $725, $1,858, $979 and $642, respectively.

(3) There is no amount of other annual compensation that is required to be reported.


                            COMPENSATION OF DIRECTORS

     Corporate Board of Directors fees are paid at the rate of $7,200 per year for each director who is an employee of the Company. Fees paid to each director who is not an employee of the Company consist of an annual retainer fee of $22,000 in cash, $4,000 in Common Stock of the Company, and $1,100 for each Board meeting attended. Non-employee directors serving on Board Committees receive $1,000 for each Committee meeting attended, with Committee chairs receiving an additional $250 for each Committee meeting attended.

                               PENSION PLAN TABLE

     The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:



--------------------------------------------------------------------------------------------------------------
       AVERAGE                                            YEARS OF SERVICE
                       ---------------------------------------------------------------------------------------
     COMPENSATION            10 Years      15 Years      20 Years       25 Years       30 Years      35 Years
                       ---------------------------------------------------------------------------------------


       $350,000               $58,323       $87,483      $116,643       $145,804       $174,965      $204,126
       $400,000               $67,023      $100,533      $134,043       $167,554       $201,065      $234,576
       $450,000               $75,723      $113,583      $151,443       $189,304       $227,165      $265,026
       $500,000               $84,423      $126,633      $168,843       $211,054       $253,265      $295,476
       $550,000               $93,123      $139,683      $186,243       $232,804       $279,365      $325,926
       $600,000              $101,823      $152,733      $203,643       $254,554       $305,465      $356,376
       $650,000              $110,523      $165,783      $221,043       $276,304       $331,565      $386,826
       $700,000              $119,223      $178,833      $238,443       $298,054       $357,665      $417,276
       $750,000              $127,923      $191,883      $255,843       $319,804       $383,765      $447,726
       $800,000              $136,623      $204,933      $273,243       $341,554       $409,865      $478,176
       $850,000              $145,323      $217,983      $290,643       $363,304       $435,965      $508,626
       $900,000              $154,023      $231,033      $308,043       $385,054       $462,065      $539,076
--------------------------------------------------------------------------------------------------------------


     The Company's Pension Plan is non-contributory. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age 21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's Social Security benefit) based on an average of the participant's highest consecutive 60 months of compensation, excluding any cash bonuses, and length of service. In 1979, the Company adopted a supplement to its Pension Plan to provide a limited group of its senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age
55. In 1983, the supplement was expanded to include a significant portion of the senior executives' bonuses in the calculation of pension benefits. The supplement was amended in 1996 to provide that if a senior executive with Company service outside the U.S. retires after serving at least his or her last three years in the U.S., all of the executive's years of Company service, including years of service with foreign subsidiaries of the Company, will be counted in calculating pension benefits. The group of senior executives includes those listed in the table on page 11.

     For purposes of calculating the pension benefit, the average of the highest consecutive 60 months of compensation for the executives listed in the compensation table as of November 30, 1999 is as follows: Mr. Contino - $527,611, Mr. Davey - $441,933, Mr. Lawless - $793,348, Mr. Nordhoff - $412,986,
and Mr. Schroeder - $360,360. The years of credited service for these executives as of the same date are: Mr. Contino - 1.5, Mr. Davey - 22.5, Mr. Lawless - 23, Mr. Nordhoff - 29 and Mr. Schroeder - 14.

         In 1999, the Company adopted a deferred compensation plan which allows a limited number of management employees to defer the payment of portions of salary and bonus. Plan participants may invest their deferred compensation in any one or a combination of the plan's investment funds. In most cases, deferred amounts plus earnings are paid out upon the participant's retirement or termination of employment.

                                  STOCK OPTIONS

     During the last fiscal year, the Company has granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------


                                                                                          Potential
                                                                                       Realizable Value
                                                                                          At Assumed
                                                                                       Annual Rates of
                                                                                         Stock Price
                                                                                       Appreciation For
                                                                                      Option Term ($)**
---------------------------------------------------------------------------------------------------------------
                              Individual Grants*
---------------------------------------------------------------------------------------------------------------
                           Number of     % of Total    Exercise or  Expiration
                          Securities    Options/SARs      Base         Date
          Name            Underlying     Granted To       Price
                         Options/SARs   Employees in   ($/Shares)
                          Granted (#)   Fiscal Year                                0%        5%        10%
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------


Robert J. Lawless           83,800          6.5         $29.0625     03/17/09      $0    $1,476,187  $3,793,170
---------------------------------------------------------------------------------------------------------------

Robert G. Davey             42,700          3.3         $29.0625     03/17/09      $0      $752,186  $1,932,797
---------------------------------------------------------------------------------------------------------------

Francis A. Contino          31,800          2.5         $29.0625     03/17/09      $0      $560,176  $1,439,413
---------------------------------------------------------------------------------------------------------------

Carroll D. Nordhoff         31,800          2.5         $29.0625     03/17/09      $0      $560,176  $1,439,413
---------------------------------------------------------------------------------------------------------------

Robert W. Schroeder         26,400          2.1         $29.0625     03/17/09      $0      $465,052  $1,194,984
---------------------------------------------------------------------------------------------------------------


* The stock options are exercisable cumulatively as follows: none of the shares granted during the first year of the option; not more than 25% of the shares granted during the second year of the option; not more than 50% of the shares granted during the third year of the option, less any shares for which the option has been previously exercised; not more than 75% of the shares granted during the fourth year of the option, less any shares for which the option has been previously exercised; and 100% of the shares granted, less any portion of such option previously exercised, at any time during the period between the end of the fourth year of the option and the expiration date. Approximately 470 employees of the Company were granted options under the Company's option plans during the last fiscal year.

** The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Company's Common Stock increases $18.28 and $46.32 per share, respectively, over the 10-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 69 million shares of the Company's Common Stock outstanding as of December 31, 1999 of approximately $1.26 billion and $3.20 billion, over the same period.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                                       AND

                        FISCAL YEAR-END OPTION/SAR VALUES


-------------------------------------------------------------------------------------------------------------

                                                                                       Value of Unexercised
                                                                 Number of Shares          In-the-Money
                           Shares Acquired       Value        Underlying Unexercised       Options/SARs
           Name            on Exercise (#)    Realized ($)    Options/SARs at FY-End      at FY-End ($)
                                                                       (#)                 Exercisable/
                                                             Exercisable/Unexercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------

Robert J. Lawless               4,800           $21,900           98,140/159,710        $660,718/$370,198
-------------------------------------------------------------------------------------------------------------

Robert G. Davey                 4,000           $25,125           54,539/84,861         $392,796/$246,898
-------------------------------------------------------------------------------------------------------------

Francis A. Contino                0                $0              8,251/56,549          $3,135/$104,805
-------------------------------------------------------------------------------------------------------------

Carroll D. Nordhoff             13,250          $63,766           57,664/68,786         $438,965/$216,638
-------------------------------------------------------------------------------------------------------------

Robert W. Schroeder             3,000           $16,313           35,613/58,887         $257,506/$186,025
-------------------------------------------------------------------------------------------------------------



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    AMONG MCCORMICK & COMPANY, INCORPORATED,
                 S&P 500 STOCK INDEX & S&P FOOD PRODUCTS INDEX**

    Set forth below is a line graph comparing the yearly percent change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's Common Stock with (i) the cumulative total return of the Standard & Poor's 500 Stock Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard & Poor's Food Products Index, assuming reinvestment of dividends.



               1994     1995     1996     1997     1998     1999
------------------------------------------------------------------
McC            100      127      136      150      193      189
------------------------------------------------------------------
S&P 500        100      137      175      225      278      336
------------------------------------------------------------------
S&P            100      128      163      219      246      199
Food
------------------------------------------------------------------


Assumes $100 invested on December 1, 1994 in McCormick & Company, Incorporated Common Stock; S&P 500 Stock Index and S&P Food Products Index

* Total Return Assumes Reinvestment of Dividends
** Fiscal Year ending November 30

                     RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young LLP were first appointed to serve as independent auditors of the Company in 1982 and are considered by management of the Company to be well qualified.

   Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

   REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION.

                                  OTHER MATTERS

   Management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

                                VOTING PROCEDURES

   Each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.

   Stockholder votes are tabulated manually by the Company's Shareholder Relations Office. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards that are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Proposals of stockholders to be presented at the 2001 Annual Meeting must be received by the Secretary of the Company prior to October 15, 2000 to be considered for inclusion in the 2001 proxy material.